Exhibit 99
Best Buy Reports Better-than-Expected Second Quarter Results
Enterprise Comparable Sales Increased 5.4%
GAAP Diluted EPS of $0.67 Increased 20%
Non-GAAP Diluted EPS of $0.69 Increased 21%

MINNEAPOLIS, August 29, 2017 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the second quarter ended July 29, 2017 (“Q2 FY18”), as compared to the second quarter ended July 30, 2016 (“Q2 FY17”). The company reported GAAP diluted earnings per share from continuing operations of $0.67, an increase of 20% from $0.56 in Q2 FY17. Non-GAAP diluted earnings per share from continuing operations were $0.69, an increase of 21% from $0.57 in Q2 FY17.

	Q2 FY18	Q2 FY17[1]
Revenue ($ in millions)[2]
Enterprise	$8,940	$8,533
Domestic segment	$8,272	$7,889
International segment	$668	$644
Enterprise comparable sales % change	5.4%	0.8%
Domestic comparable sales % change	5.4%	0.8%
Domestic comparable online sales % change	31.2%	23.7%
International comparable sales % change	4.7%	N/A
Operating Income:
GAAP operating income as a % of revenue	3.6%	3.4%
Non-GAAP operating income as a % of revenue	3.6%	3.4%
Diluted Earnings per Share (EPS):
GAAP diluted EPS from continuing operations	$0.67	$0.56
Non-GAAP diluted EPS from continuing operations	$0.69	$0.57
For GAAP to non-GAAP reconciliations, please refer to the attached supporting schedule titled "Reconciliation of non-GAAP Financial Measures".

“We are pleased today to report strong top and bottom line growth for the second quarter of fiscal 2018,” said Hubert Joly, Best Buy chairman and CEO. “Our higher-than-expected comparable sales of 5.4% were driven by stronger consumer demand for technology products and by the strong execution of our strategy. Against a backdrop of continued healthy consumer confidence, we believe broad-based product innovation is resonating with consumers and driving higher spend. And, with our effective merchandising and marketing activities, combined with our expert advice and service available online, in-store and in-home - we are garnering an increasing share of those dollars.”

Joly continued, “I want to thank all our associates across the U.S., Canada and Mexico for their hard work, dedication and customer focus as we Build the New Blue. Without them, none of this is possible.”

Best Buy CFO Corie Barry commented, “Today we are raising our topline guidance and are now expecting full year FY18 revenue growth of approximately 4.0% versus our previous outlook of 2.5%. On the profitability side, we are now expecting full year non-GAAP operating income growth3 of 4.0% to 9.0% versus our previous outlook of 3.5% to 8.5% growth. This updated guidance reflects stronger-than-originally-expected second half revenue performance with profitability roughly in line with our previous expectations. The increased topline expectations are being driven by the anticipation of continued positive industry and consumer momentum, coupled with the impact of product launches. From a profitability perspective, while our original full year guidance anticipated an increased level of investments for FY18, we have made strategic decisions to proactively make additional Q3 and Q4 investments to continue to drive our Best Buy 2020 strategy forward.”

FY18 Financial Guidance

Note: FY18 has 53 weeks compared to 52 weeks in FY17. The extra week occurs in Q4 FY18.

Best Buy is providing the following Q3 FY18 financial outlook:

•	Enterprise revenue of $9.3 billion to $9.4 billion

•	Enterprise comparable sales growth of 4.5% to 5.5%

•	Domestic comparable sales growth of 4.5% to 5.5%

•	International comparable sales change of flat to 3.0%

•	Non-GAAP effective income tax rate of 32.0% to 32.5%[3]

•	Diluted weighted average share count of approximately 305 million

•	Non-GAAP diluted EPS of $0.75 to $0.80[3]

Best Buy is updating its full year FY18 financial outlook to the following:

•	Enterprise revenue growth of approximately 4.0%

•	Enterprise non-GAAP operating income growth rate of 4.0% to 9.0%[3]

•	Enterprise non-GAAP effective income tax rate of approximately 34.5%[3]

•	On a 52-week basis, Enterprise revenue growth of approximately 2.5%

•	On a 52-week basis, Enterprise non-GAAP operating income growth rate of 2.0% to 6.0%[3]

Domestic Segment Second Quarter Results

Domestic Revenue
Domestic revenue of $8.3 billion increased 4.9% versus last year driven by comparable sales growth of 5.4%, partially offset by the loss of revenue from 11 large format and 42 Best Buy Mobile store closures.

From a merchandising perspective, comparable sales growth in computing, wearables, smart home, mobile phones and appliances was partially offset by declines in tablets.

Domestic online revenue of $1.1 billion increased 31.2% on a comparable basis primarily due to higher conversion rates and increased traffic. As a percentage of total Domestic revenue, online revenue increased 260 basis points to 13.2% versus 10.6% last year.

Domestic Gross Profit Rate
Domestic GAAP and non-GAAP gross profit rates were flat versus last year at 24.0% as improved margin rates across multiple categories, particularly in appliances, tablets and home theater, were offset by (1) margin pressure in the mobile category; (2) the negative impact of higher sales in the lower-margin wearables category; and (3) an approximately 10-basis point negative impact from lapping the $11 million Q2 FY17 periodic profit sharing benefit from our service plan portfolio.4

Domestic Selling, General and Administrative Expenses (“SG&A”)
Domestic GAAP and non-GAAP SG&A expenses were $1.67 billion, or 20.2% of revenue, versus $1.61 billion, or 20.4% of revenue, last year. GAAP and non-GAAP SG&A both increased $61 million primarily due to (1) expected increases in growth investments; (2) higher incentive compensation expenses; and (3) higher variable costs due to increased revenue. These increases were partially offset by the flow-through of cost reductions. The rate decrease was driven by sales leverage.

International Segment Second Quarter Results

International Revenue
International revenue of $668 million increased 3.7% driven primarily by comparable sales growth of 4.7% due to growth in both Canada and Mexico. The comparable sales growth was partially offset by approximately 220 basis points of negative foreign currency impact.

International Gross Profit Rate
International GAAP and non-GAAP gross profit rate was 25.1% versus 25.9% last year. The 80-basis point decline was primarily driven by a lower year-over-year gross profit rate in Canada due to lower rates in the computing and appliance categories.

International SG&A
International SG&A expenses were $161 million, or 24.1% of revenue, versus $165 million, or 25.6% of revenue, last year. Non-GAAP SG&A expenses were $161 million, or 24.1% of revenue, versus $164 million, or 25.5% of revenue, last year. The GAAP and non-GAAP decreases were primarily driven by slightly lower payroll and benefits costs. The rate decrease was primarily driven by sales leverage.

Share Repurchases and Dividends

During Q2 FY18, the company returned a total of $501 million to shareholders through share repurchases and dividends. On a year-to-date basis, the company has returned a total of $979 million to shareholders through share repurchases and dividends.

On March 1, 2017, the company announced the intent to repurchase $3 billion of its shares over a two-year period. In Q2 FY18, the company repurchased 7.3 million shares for a total of $398 million. On a year-to-date basis, the company has repurchased 15.4 million shares for a total of $771 million. The company’s cumulative share repurchases, net of dilution from equity based awards, positively benefitted GAAP and non-GAAP diluted EPS by approximately $0.02 in Q2 FY18.

On July 6, 2017, the company paid a quarterly dividend of $0.34 per common share outstanding, or $103 million.

Income Taxes - Adoption of Stock-Based Compensation Accounting Changes

In Q1 FY18, the company adopted Accounting Standards Update (ASU) 2016-09, Compensation-Stock Compensation: Improvements to Employee Share-Based Payment Accounting, which now requires all differences between the tax value and the book value for stock-based compensation to be recognized as either income tax expense or benefit as the shares vest or options are exercised or cancelled. The impact of this change on Q2 FY18 was a benefit of approximately $2 million, or $0.01 of non-GAAP diluted EPS. The year-to-date impact as of Q2 FY18 was a benefit of approximately $4 million, or $0.01 of non-GAAP diluted EPS. Future impacts could be positive or negative depending on the stock price, shares vested, or options exercised or cancelled in a given quarter. The company’s current expectation is that the full year impact will be a benefit to income tax expense and, based on current projections, is the primary driver of the lower FY18 non-GAAP effective income tax rate of approximately 34.5% that the company guided today, versus previous guidance of 35.5%.3

Conference Call

Best Buy is scheduled to conduct an earnings conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) on August 29, 2017. A webcast of the call is expected to be available at www.investors.bestbuy.com both live and after the call.

Investor Day

Best Buy is hosting an investor day on September 19, 2017 from 2:00 to 6:00 p.m. Eastern Time (1:00 to 5:00 p.m. Central Time) at its corporate campus to provide more detail regarding the next phase of Best Buy’s transformation: Best Buy 2020: Building the New Blue. A webcast of the presentations and question and answer session will be available at www.investors.bestbuy.com both live and after the event.

(1) Beginning in Q1 FY18, the company will no longer be excluding non-restructuring property and equipment impairment charges from its non-GAAP financial metrics. When the company began to execute its Renew Blue transformation in Q4 FY13, it adopted a change to non-GAAP reporting to exclude non-restructuring property and equipment impairment charges from non-GAAP results. From that point, until Q4 FY17, the company believed that reporting non-GAAP results that excluded these charges provided a supplemental view of the company's ongoing performance that was useful and relevant to its investors. Now that Renew Blue has ended and Best Buy 2020: Building The New Blue has officially launched, the company believes it is no longer necessary to adjust for non-restructuring property and equipment impairments in its non-GAAP reporting. The company believes that future such impairments will predominantly be immaterial and incurred in the ordinary scope of ongoing operations. Accordingly, commencing in Q1 FY18, the company began to no longer adjust for non-restructuring property and equipment impairments. Prior-period financial information included herein has been recast to conform with this presentation, including applicable income tax effects. A complete GAAP to non-GAAP reconciliation for FY16 and FY17, by quarter, is available on the company's investor relations website at www.investors.bestbuy.com.

(2) On March 28, 2015, the company consolidated the Future Shop and Best Buy stores and websites in Canada under the Best Buy brand. This resulted in the permanent closure of 66 Future Shop stores, the conversion of 65 Future Shop stores to Best Buy stores and the elimination of the Future Shop website. The Canadian brand consolidation had a material impact on a year-

over-year basis on the Canadian retail stores and the website and, as such, all store and website revenue was removed from the comparable sales base and International (comprised of Canada and Mexico) did not have a comparable metric from Q1 FY16 through Q3 FY17. From Q1 FY16 through Q3 FY17 Enterprise comparable sales were equal to Domestic comparable sales.

Beginning in Q4 FY17, the company resumed reporting International comparable sales and as such, Enterprise comparable sales are once again equal to the aggregation of Domestic and International comparable sales.

(3) A reconciliation of the projected non-GAAP operating income, non-GAAP effective tax rate and non-GAAP diluted EPS, which are forward-looking non-GAAP financial measures, to the most directly comparable GAAP financial measures, is not provided because the company is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized. These GAAP measures may include the impact of such items as restructuring charges; litigation settlements; goodwill impairments; gains and losses on investments; and the tax effect of all such items. Historically, the company has excluded these items from non-GAAP financial measures. The company currently expects to continue to exclude these items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments, such as a decision to exit part of the business or reaching settlement of a legal dispute, are inherently unpredictable as to if or when they may occur. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

(4) In Q2 FY17, the Domestic business recorded an $11 million periodic profit sharing benefit from its services plan portfolio. In Q2 FY18, there was no equivalent profit sharing benefit recorded.

Forward-Looking and Cautionary Statements:
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “assume,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: macro-economic conditions (including fluctuations in housing prices, oil markets and jobless rates), conditions in the industries and categories in which the company operates, changes in consumer preferences or confidence, changes in consumer spending and debt levels, the mix of products and services offered for sale in our physical stores and online, credit market changes and constraints, product availability, trade restrictions or changes in the costs of imports, competitive initiatives of competitors (including pricing actions and promotional activities), strategic and business decisions of our vendors (including actions that could impact promotional support, product margin and/or supply), the success of new product launches, the impact of pricing investments and promotional activity, weather, natural or man-made disasters, attacks on our data systems, the company’s ability to prevent or react to a disaster recovery situation, changes in law or regulations, changes in tax rates, changes in taxable income in each jurisdiction, tax audit developments and resolution of other discrete tax matters, foreign currency fluctuation, the company’s ability to manage its property portfolio, the impact of labor markets, the company’s ability to retain qualified employees and management, failure to achieve anticipated expense and cost reductions, disruptions in our supply chain, the costs of procuring goods the company sells, failure to achieve anticipated revenue and profitability increases from operational and restructuring changes (including investments in our multi-channel capabilities), inability to secure or maintain favorable vendor terms, failure to accurately predict the duration over which the company will incur costs, development of new businesses, failure to complete or achieve anticipated benefits of announced transactions, and our ability to protect information relating to our employees and customers. A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission (“SEC”), including, but not limited to, Best Buy’s Report on Form 10-K filed with the SEC on March 24, 2017. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

Investor Contact:	Media Contact:
Mollie O'Brien	Jeff Shelman
(612) 291-7735 or mollie.obrien@bestbuy.com	(612) 291-6114 or jeffrey.shelman@bestbuy.com

BEST BUY CO., INC.
CONSOLIDATED STATEMENTS OF EARNINGS
($ and shares in millions, except per share amounts)
(Unaudited and subject to reclassification)

	Three Months Ended		Six Months Ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Revenue	$8,940	$8,533	$17,468	$16,976
Cost of goods sold	6,787	6,471	13,293	12,769
Gross profit	2,153	2,062	4,175	4,207
Gross profit %	24.1%	24.2%	23.9%	24.8%
Selling, general and administrative expenses	1,830	1,773	3,552	3,517
SG&A %	20.5%	20.8%	20.3%	20.7%
Restructuring charges	2	—	2	29
Operating income	321	289	621	661
Operating income %	3.6%	3.4%	3.6%	3.9%
Other income (expense):
Gain on sale of investments	—	—	—	2
Investment income and other	7	8	18	14
Interest expense	(18)	(18)	(37)	(38)
Earnings from continuing operations before income tax expense	310	279	602	639
Income tax expense	101	97	205	231
Effective tax rate	32.6%	34.8%	34.1%	36.2%
Net earnings from continuing operations	209	182	397	408
Gain from discontinued operations, net of tax	—	16	—	19
Net earnings	$209	$198	$397	$427

Basic earnings per share
Continuing operations	$0.69	$0.57	$1.29	$1.27
Discontinued operations	—	0.05	—	0.06
Basic earnings per share	$0.69	$0.62	$1.29	$1.33

Diluted earnings per share
Continuing operations	$0.67	$0.56	$1.27	$1.26
Discontinued operations	—	0.05	—	0.05
Diluted earnings per share	$0.67	$0.61	$1.27	$1.31

Dividends declared per common share	$0.34	$0.28	$0.68	$1.01

Weighted-average common shares outstanding
Basic	304.1	320.8	306.7	322.2
Diluted	310.8	322.9	313.0	324.8

BEST BUY CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in millions)
(Unaudited and subject to reclassification)

	July 29, 2017	July 30, 2016
ASSETS
Current assets
Cash and cash equivalents	$1,365	$1,861
Short-term investments	2,125	1,590
Receivables, net	965	926
Merchandise inventories	5,167	4,908
Other current assets	456	409
Total current assets	10,078	9,694
Property and equipment, net	2,327	2,295
Goodwill	425	425
Other assets	614	840
TOTAL ASSETS	$13,444	$13,254

LIABILITIES & EQUITY
Current liabilities
Accounts payable	$5,072	$4,800
Unredeemed gift card liabilities	383	369
Deferred revenue	427	380
Accrued compensation and related expenses	309	272
Accrued liabilities	787	840
Accrued income taxes	83	96
Current portion of long-term debt	44	43
Total current liabilities	7,105	6,800
Long-term liabilities	682	794
Long-term debt	1,310	1,341
Equity	4,347	4,319
TOTAL LIABILITIES & EQUITY	$13,444	$13,254

BEST BUY CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)
(Unaudited and subject to reclassification)

	Six Months Ended
	July 29, 2017	July 30, 2016[1]
OPERATING ACTIVITIES
Net earnings	$397	$427
Adjustments to reconcile net earnings to total cash provided by operating activities:
Depreciation	329	327
Restructuring charges	2	29
Stock-based compensation	67	57
Deferred income taxes	9	—
Other, net	(2)	(29)
Changes in operating assets and liabilities:
Receivables	401	239
Merchandise inventories	(285)	161
Other assets	(45)	(29)
Accounts payable	15	355
Other liabilities	(237)	(159)
Income taxes	41	(81)
Total cash provided by operating activities	692	1,297

INVESTING ACTIVITIES
Additions to property and equipment	(296)	(276)
Purchases of investments	(2,221)	(1,388)
Sales of investments	1,806	1,112
Proceeds from property disposition	2	56
Other, net	1	5
Total cash used in investing activities	(708)	(491)

FINANCING ACTIVITIES
Repurchase of common stock	(771)	(271)
Issuance of common stock	125	23
Dividends paid	(208)	(328)
Repayments of debt	(19)	(374)
Other, net	(1)	8
Total cash used in financing activities	(874)	(942)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	18	25
DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(872)	(111)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD[2]	2,433	2,161
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD[2]	$1,561	$2,050

(1)
Represents Condensed Consolidated Statement of Cash Flow as of July 30, 2016, recast to present the company's retrospective adoption of Accounting Standards Update (ASU) 2016-09, Compensation-Stock Compensation: Improvements to Employee Share-Based Payment Accounting, ASU 2016-15, Statement of Cash Flows: Classifications of Certain Cash Receipts and Cash Payments and ASU 2016-18, Statement of Cash Flows: Restricted Cash. The adoption of the standards drove a $9 million increase to cash provided by operating activities, a $4 million decrease in cash used in investing activities, a $9 million increase in cash used in financing activities, a $185 million increase to the beginning cash balance and a $189 million increase to the ending cash balance.

(2)
The beginning and ending cash, cash equivalents and restricted balances are different than the cash and cash equivalents balance on the balance sheet due to the adoption of ASU 2016-18 described above. For FY17, the impact is a $185 million increase in the beginning balance and a $189 million increase in the ending balance. For FY18, the impact is a $193 million increase in the beginning balance and a $196 million increase in the ending balance. Restricted cash is recorded in Other current assets on the Condensed Consolidated Balance Sheet.

BEST BUY CO., INC.
SEGMENT INFORMATION
($ in millions)
(Unaudited and subject to reclassification)

Domestic Segment Performance Summary	Three Months Ended		Six Months Ended
	July 29, 2017	July 30, 2016[1]	July 29, 2017	July 30, 2016[1]
Revenue	$8,272	$7,889	$16,184	$15,718
Gross profit	$1,985	$1,895	$3,856	$3,881
SG&A	$1,669	$1,608	$3,242	$3,195
Operating income	$316	$289	$614	$661

Key Metrics
Comparable sales % change	5.4%	0.8%	3.4%	0.4%
Comparable online sales % change	31.2%	23.7%	26.8%	23.8%
Gross profit as a % of revenue	24.0%	24.0%	23.8%	24.7%
SG&A as a % of revenue	20.2%	20.4%	20.0%	20.3%
Operating income as a % of revenue	3.8%	3.7%	3.8%	4.2%

Non-GAAP Results
Gross profit	$1,985	$1,895	$3,856	$3,698
Gross profit as a % of revenue	24.0%	24.0%	23.8%	23.5%
SG&A	$1,669	$1,608	$3,242	$3,173
SG&A as a % of revenue	20.2%	20.4%	20.0%	20.2%
Operating income	$316	$287	$614	$525
Operating income as a % of revenue	3.8%	3.6%	3.8%	3.3%

International Segment Performance Summary	Three Months Ended		Six Months Ended
	July 29, 2017	July 30, 2016[1]	July 29, 2017	July 30, 2016[1]
Revenue	$668	$644	$1,284	$1,258
Gross profit	$168	$167	$319	$326
SG&A	$161	$165	$310	$322
Operating income	$5	$—	$7	$—

Key Metrics
Comparable sales % change[2]	4.7%	N/A	4.4%	N/A
Gross profit as a % of revenue	25.1%	25.9%	24.8%	25.9%
SG&A as a % of revenue	24.1%	25.6%	24.1%	25.6%
Operating income as a % of revenue	0.7%	—%	0.5%	—%

Non-GAAP Results
Gross profit	$168	$167	$319	$326
Gross profit as a % of revenue	25.1%	25.9%	24.8%	25.9%
SG&A	$161	$164	$310	$321
SG&A as a % of revenue	24.1%	25.5%	24.1%	25.5%
Operating income	$7	$3	$9	$5
Operating income as a % of revenue	1.0%	0.5%	0.7%	0.4%

(1)
Beginning in Q1 FY18, the company will no longer be excluding non-restructuring property and equipment impairment charges from its non-GAAP financial metrics. To ensure its financial results are comparable, the company has recast FY16 and FY17, by quarter, to reflect the previously excluded impairments now being included in non-GAAP SG&A. For additional details, please refer to the GAAP to non-GAAP reconciliation for FY16 and FY17, by quarter, which is available on the company's investor relations website at www.investors.bestbuy.com.

(2)
On March 28, 2015, the company consolidated the Future Shop and Best Buy stores and websites in Canada under the Best Buy brand. This resulted in the permanent closure of 66 Future Shop stores, the conversion of 65 Future Shop stores to Best Buy stores and the elimination of the Future Shop website. The Canadian brand consolidation had a material impact on a year-over-year basis on the Canadian retail stores and the website and, as such, all store and website revenue was removed from the comparable sales base and International (comprised of Canada and Mexico) did not have a comparable metric from Q1 FY16 through Q3 FY17. From Q1 FY16 through Q3 FY17, Enterprise comparable sales were equal to Domestic comparable sales. Beginning in Q4 FY17, the company resumed reporting International comparable sales as revenue in the International segment was once again determined to be comparable and, as such, Enterprise comparable sales are once again equal to the aggregation of Domestic and International comparable sales.

BEST BUY CO., INC.
REVENUE CATEGORY SUMMARY
(Unaudited and subject to reclassification)

	Revenue Mix Summary		Comparable Sales
	Three Months Ended		Three Months Ended
Domestic Segment	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Consumer Electronics	32%	33%	2.5%	4.0%
Computing and Mobile Phones	47%	46%	6.7%	0.3%
Entertainment	6%	5%	15.4%	(18.0)%
Appliances	11%	11%	5.8%	8.2%
Services	4%	5%	1.5%	(7.2)%
Other	—%	—%	N/A	N/A
Total	100%	100%	5.4%	0.8%

	Revenue Mix Summary		Comparable Sales
	Three Months Ended		Three Months Ended
International Segment[1]	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Consumer Electronics	31%	29%	7.3%	N/A
Computing and Mobile Phones	47%	48%	0.3%	N/A
Entertainment	5%	6%	0.5%	N/A
Appliances	9%	7%	30.8%	N/A
Services	6%	8%	(1.3)%	N/A
Other	2%	2%	N/A	N/A
Total	100%	100%	4.7%	N/A

(1)
On March 28, 2015, the company consolidated the Future Shop and Best Buy stores and websites in Canada under the Best Buy brand. This resulted in the permanent closure of 66 Future Shop stores, the conversion of 65 Future Shop stores to Best Buy stores and the elimination of the Future Shop website. The Canadian brand consolidation had a material impact on a year-over-year basis on the Canadian retail stores and the website and, as such, all store and website revenue was removed from the comparable sales base and International (comprised of Canada and Mexico) did not have a comparable metric from Q1 FY16 through Q3 FY17. From Q1 FY16 through Q3 FY17, Enterprise comparable sales were equal to Domestic comparable sales. Beginning in Q4 FY17, the company resumed reporting International comparable sales and as such, Enterprise comparable sales are once again equal to the aggregation of Domestic and International comparable sales.

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
CONTINUING OPERATIONS
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

The following information provides reconciliations of the most comparable financial measures from continuing operations calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”) to presented non-GAAP financial measures. The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP measures. Generally, presented non-GAAP measures include adjustments for items such as restructuring charges, goodwill impairments and gains or losses on investments. In addition, certain other items may be excluded from non-GAAP financial measures when the company believes this provides greater clarity to management and investors. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for the GAAP financial measures presented in this earnings release and the company’s financial statements and other publicly filed reports. Non-GAAP measures as presented herein may not be comparable to similarly titled measures used by other companies.

The following tables reconcile gross profit, SG&A, operating income, effective tax rate, net earnings and diluted earnings per share for the periods presented for continuing operations (GAAP financial measures) to non-GAAP gross profit, non-GAAP SG&A, non-GAAP operating income, non-GAAP effective tax rate, non-GAAP net earnings and non-GAAP diluted earnings per share for continuing operations (non-GAAP financial measures) for the periods presented.

	Three Months Ended		Three Months Ended
	July 29, 2017		July 30, 2016[1]
	$	% of Rev.	$	% of Rev.
Domestic - Continuing Operations
Operating income	$316	3.8%	$289	3.7%
Restructuring charges	—	—%	(2)	—%
Non-GAAP operating income	$316	3.8%	$287	3.6%

International - Continuing Operations
SG&A	$161	24.1%	$165	25.6%
Other Canada brand consolidation charges - SG&A2	—	—%	(1)	(0.2)%
Non-GAAP SG&A	$161	24.1%	$164	25.5%

Operating Income	$5	0.7%	$—	—%
Other Canada brand consolidation charges - SG&A2	—	—%	1	0.2%
Restructuring charges	2	0.3%	2	0.3%
Non-GAAP operating income	$7	1.0%	$3	0.5%

Consolidated - Continuing Operations
SG&A	$1,830	20.5%	$1,773	20.8%
Other Canada brand consolidation charges - SG&A2	—	—%	(1)	—%
Non-GAAP SG&A	$1,830	20.5%	$1,772	20.8%

Operating Income	$321	3.6%	$289	3.4%
Other Canada brand consolidation charges - SG&A2	—	—%	1	—%
Restructuring charges	2	—%	—	—%
Non-GAAP operating income	$323	3.6%	$290	3.4%

Income tax expense	$101		$97
Effective tax rate	32.6%		34.8%
Income tax impact of non-GAAP adjustments[3]	2		—
Non-GAAP income tax expense	$103		$97
Non-GAAP effective tax rate	32.6%		34.8%

	Three Months Ended	Three Months Ended
	July 29, 2017	July 30, 2016[1]
	$ % of Rev.	$ % of Rev.
Net earnings	$209	$182
Other Canada brand consolidation charges - SG&A2	—	1
Restructuring charges	2	—
Loss on investments, net	5	—
Income tax impact of non-GAAP adjustments[3]	(2)	—
Non-GAAP net earnings	$214	$183

Diluted EPS	$0.67	$0.56
Per share impact of restructuring charges	0.01	—
Per share impact of loss on investments, net	0.02	—
Per share income tax impact of non-GAAP adjustments[3]	(0.01)	0.01
Non-GAAP diluted EPS	$0.69	$0.57

	Six Months Ended		Six Months Ended
	July 29, 2017		July 30, 2016[1]
	$	% of Rev.	$	% of Rev.
Domestic - Continuing Operations
Gross Profit	$3,856	23.8%	$3,881	24.7%
CRT/LCD settlements[4]	—	—%	(183)	(1.2)%
Non-GAAP gross profit	$3,856	23.8%	$3,698	23.5%

SG&A	$3,242	20.0%	$3,195	20.3%
CRT/LCD settlement legal fees and costs[4]	—	—%	(22)	(0.1)%
Non-GAAP SG&A	$3,242	20.0%	$3,173	20.2%

Operating Income	$614	3.8%	$661	4.2%
Net CRT/LCD settlements[4]	—	—%	(161)	(1.0)%
Restructuring charges	—	—%	25	0.2%
Non-GAAP operating income	$614	3.8%	$525	3.3%

International - Continuing Operations
SG&A	$310	24.1%	$322	25.6%
Other Canada brand consolidation charges - SG&A2	—	—%	(1)	(0.1)%
Non-GAAP SG&A	$310	24.1%	$321	25.5%

Operating Income	$7	0.5%	$—	—%
Other Canada brand consolidation charges - SG&A2	—	—%	1	0.1%
Restructuring charges	2	0.2%	4	0.3%
Non-GAAP operating income	$9	0.7%	$5	0.4%

Consolidated - Continuing Operations
Gross Profit	$4,175	23.9%	$4,207	24.8%
CRT/LCD settlements[4]	—	—%	(183)	(1.1)%
Non-GAAP gross profit	$4,175	23.9%	$4,024	23.7%

SG&A	$3,552	20.3%	$3,517	20.7%
CRT/LCD settlement legal fees and costs[4]	—	—%	(22)	(0.1)%
Other Canada brand consolidation charges - SG&A2	—	—%	(1)	—%
Non-GAAP SG&A	$3,552	20.3%	$3,494	20.6%

	Six Months Ended		Six Months Ended
	July 29, 2017		July 30, 2016[1]
	$	% of Rev.	$	% of Rev.
Operating income	$621	3.6%	$661	3.9%
Net CRT/LCD settlements[4]	—	—%	(161)	(0.9)%
Other Canada brand consolidation charges - SG&A2	—	—%	1	—%
Restructuring charges	2	—%	29	0.2%
Non-GAAP operating income	$623	3.6%	$530	3.1%

Income tax expense	$205		$231
Effective tax rate	34.1%		36.2%
Income tax impact of non-GAAP adjustments[3]	2		(49)
Non-GAAP income tax expense	$207		$182
Non-GAAP effective tax rate	34.1%		36.1%

Net earnings	$397		$408
Net CRT/LCD settlements[4]	—		(161)
Other Canada brand consolidation charges - SG&A2	—		1
Restructuring charges	2		29
(Gain) loss on investments, net	5		(2)
Income tax impact of non-GAAP adjustments[3]	(2)		49
Non-GAAP net earnings	$402		$324

Diluted EPS	$1.27		$1.26
Per share impact of net CRT/LCD settlements[4]	—		(0.50)
Per share impact of restructuring charges	0.01		0.09
Per share impact of (gain) loss on investments, net	0.01		(0.01)
Per share income tax impact of non-GAAP adjustments[3]	(0.01)		0.16
Non-GAAP diluted EPS	$1.28		$1.00

(1)
Beginning in Q1 FY18, the company will no longer be excluding non-restructuring property and equipment impairment charges from its non-GAAP financial metrics. To ensure its financial results are comparable, the company has recast FY16 and FY17, by quarter, to reflect the previously excluded impairments now being included in non-GAAP SG&A. A complete GAAP to non-GAAP reconciliation for FY16 and FY17, by quarter, which is available on the company's investor relations website at www.investors.bestbuy.com.

(2)
Represents charges related to the Canadian brand consolidation initiated in Q1 FY16, primarily due to retention bonuses and other-store related costs that were a direct result of the consolidation but did not qualify as restructuring charges.

(3)
Income tax impact of non-GAAP adjustments is the summation of the calculated income tax charge related to each non-GAAP non-income tax adjustment. The non-GAAP adjustments relate primarily to adjustments in the United States and Canada. As such, the income tax charge is calculated using the statutory tax rates of 38.0% for the United States and 26.6% for Canada, applied to the non-GAAP adjustments of each country, which are detailed in the Domestic and International segment reconciliations above, respectively.

(4)
Represents cathode ray tube (CRT) and LCD litigation settlements reached, net of related legal fees and costs. Settlements relate to products purchased and sold in prior fiscal years. Refer to Note 12, Contingencies and Commitments, in the Notes to Consolidated Financial Statements included in the company's Annual Report on Form 10-K for the fiscal year ended January 28, 2017, for additional information.

Return on Assets and Non-GAAP Return on Invested Capital
The following table includes a reconciliation to the calculation of return on total assets ("ROA") (GAAP financial measure), along with the calculation of non-GAAP return on invested capital (“ROIC”) for total operations, which includes both continuing and discontinued operations (non-GAAP financial measure) for the periods presented.

The company defines non-GAAP ROIC as non-GAAP net operating profit after tax divided by average invested capital using the trailing four-quarter average. The company believes non-GAAP ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of the use of capital and believes non-GAAP ROIC is an important component of shareholders' return over the long term. This method of determining non-GAAP ROIC may differ from other companies' methods and therefore may not be comparable to those used by other companies.

Calculation of Return on Assets ("ROA")
	July 29, 2017[1]	July 30, 2016[1]
Net earnings	$1,198	$1,031
Total assets	13,699	13,723
ROA	8.7%	7.5%

Calculation of Non-GAAP Return on Invested Capital ("ROIC")
	July 29, 2017[1]	July 30, 2016[1]
Net Operating Profit After Taxes (NOPAT)
Operating income - continuing operations	$1,814	$1,662
Operating income - discontinued operations	2	28
Total operating income	1,816	1,690
Add: Operating lease interest[2]	233	231
Add: Non-GAAP operating income adjustments[3]	12	(132)
Add: Investment income	41	15
Less: Income taxes[4]	(786)	(684)
Non-GAAP NOPAT	$1,316	$1,120

Average Invested Capital
Total assets	$13,699	$13,712
Less: Excess cash[5]	(3,133)	(2,892)
Add: Capitalized operating lease obligations[6]	3,880	3,847
Total liabilities	(9,245)	(9,269)
Exclude: Debt[7]	1,358	1,534
Average invested capital	$6,559	$6,932

Non-GAAP ROIC	20.1%	16.2%

(1)
Income statement accounts represent the activity for the trailing 12-months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the four-quarters ended as of each of the balance sheet dates.

(2)
Operating lease interest represents the add-back to operating income to properly reflect the total interest expense that the company would incur, if its operating leases were capitalized or owned. The add-back is calculated by multiplying the trailing 12-month total rent expense by 30%. This multiple is used for the retail sector by one of the nationally recognized credit rating agencies that rates the company's credit worthiness, and the company considers it to be an appropriate multiple for its lease portfolio.

(3)
Includes continuing operations adjustments for net CRT/LCD settlements, restructuring charges and other Canada brand consolidation charges in SG&A, and a discontinued operations adjustment for a gain on a property sale. Additional details regarding the non-GAAP operating income from continuing operations adjustments are included in the "Reconciliation of Non-GAAP Financial Measures" schedule within our quarterly earnings releases. For additional details on the operating income from discontinued operations adjustment, refer to Note 2, Discontinued Operations, in the Notes to Consolidated Financial Statements included in the company’s Form 10-Q for the fiscal quarter ended July 30, 2016. Beginning Q1 FY18, non-restructuring impairments within SG&A have been removed from the reconciliation of non-GAAP financial measures. The prior period calculations have been updated to reflect these changes. For additional details, please refer to the GAAP to non-GAAP reconciliation for FY16 and FY17, by quarter, which is available on the company's investor relations website at www.investors.bestbuy.com.

(4)
Income taxes are calculated using a blended statutory rate at the Enterprise level based on statutory rates from the countries in which the company does business, which is primarily made up of a 38.0% rate in the United States and a 26.6% rate in Canada.

(5)
Cash and cash equivalents and short-term investments are capped at the greater of 1% of revenue or actual amounts on hand. The cash and cash equivalents and short-term investments in excess of the cap are subtracted from the company’s calculation of average invested capital to show their exclusion from total assets.

(6)
Capitalized operating lease obligations represent the estimated assets that the company would record, if the company's operating leases were capitalized or owned. The obligation is calculated by multiplying the trailing 12-month total rent expense by the multiple of five. This multiple is used for the retail sector by one of the nationally recognized credit rating agencies that rates the company's credit worthiness, and the company considers it to be an appropriate multiple for its lease portfolio.

(7)
Debt includes short-term debt, current portion of long-term debt and long-term debt and is added back to the company’s calculation of average invested capital to show its exclusion from total liabilities.